Exhibit 10.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Consulting Agreement”) is voluntarily entered into as of the 17th day of January, 2011, by and between Steven E. Fivel (“Fivel”) and Brightpoint, Inc. (“Company”).
Preliminary Statement
     WHEREAS, Fivel is currently employed by the Company as its Executive Vice President, General Counsel and Secretary pursuant to an Amended and Restated Employment Agreement entered into between the parties, dated July 1, 1999, as amended (the “Employment Agreement”); and
     WHEREAS, Fivel provided notice to the Company that he wishes to voluntarily resign his employment, effective February 28, 2011 (the “Separation Date”), in order to accept employment with a business entity that is not in competition with the Company; and
     WHEREAS, on January 17, 2011, the parties entered into a Separation and General Release Agreement (“Separation Agreement”) that provides that they will also enter into this Consulting Agreement.
     NOW, THEREFORE, in consideration of the mutual understandings, covenants, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby voluntarily agree as follows:
Agreement
     1. Engagement of Fivel as Consultant.
     a. On the condition that Fivel timely enters into the Reaffirmation of Separation and General Release Agreement attached to the Separation Agreement as Exhibit B, the Company agrees to engage Fivel as a consultant and Fivel agrees to provide certain consulting services to the Company as described in subsection b. below (“Consulting Services”) in exchange for the consideration set forth herein. Fivel agrees to provide the Consulting Services during the period that commences on March 1, 2011, and continues through April 30, 2013 (the “Consulting Term”). In the absence of a written agreement extending the Consulting Term signed by the Company’s Chief Executive Officer and Fivel, the Consulting Term shall automatically terminate on April 30, 2013, unless earlier terminated pursuant to and in accordance with Section 2 of this Consulting Agreement.
     b. The Consulting Services shall be requested by the Company and shall be responded to by Fivel as set forth in this subsection b. The Consulting Services shall consist of the following: (i) such services as may be reasonably requested by the Company’s Chief Executive Officer (or his designee), consistent with Fivel’s experience and responsibilities as Executive Vice President, General Counsel and Secretary; (ii) the preparation of reports reasonably requested by the Company’s Chief Executive Officer (or his designee) regarding the status of deliverables or other matters assigned to Fivel during the Consulting Term; (iii)

assistance to the Company (and any of its affiliates and subsidiaries) with regard to business and other matters within Fivel’s knowledge or areas of responsibility during his employment; (iv) assistance to the Company (and any of its affiliates and subsidiaries) with regard to any legal or other matters currently pending or any matters that have arisen or may arise in the future about which Fivel has knowledge or that may, in some manner, relate to his employment with or responsibilities to the Company; and (v) cooperation with the Company and its attorneys in connection with any proceeding involving the Company (and any of its affiliates and subsidiaries) before a court, administrative agency, governmental organization, or other entity. Company agrees that it shall make any request for Consulting Services by contacting Fivel by telephone, text, email, or any other electronic means. The parties acknowledge and agree that certain requests for Consulting Services may include legal services to be provided by Fivel to the Company, and they further agree that Fivel’s responses to such requests shall be protected by the attorney-client privilege. Fivel agrees that he will respond to each request to perform Consulting Services within forty eight (48) hours of the Company’s transmittal of such request, unless it is wholly impractical or impossible for him to do so. When Fivel responds to the Company, he and the Company’s Chief Executive Officer (or his designee) shall discuss the request and they shall reach an agreement as to when such request will be fulfilled by Fivel. The parties agree that each of them shall be reasonable in connection with any time limitation placed on Fivel and that such time limitation will be determined by them based on the nature of the services requested. Fivel agrees that he shall provide all Consulting Services in a timely (based on the parties’ agreement), expeditious, and professional manner, to the best of his abilities. Due to the nature of Fivel’s executive position with the Company during his employment, he understands that time may be of the essence in connection with certain requests directed to him by the Company and he agrees that failure to respond within the agreed time period may be deemed by the Company to be a breach of this Agreement; provided, however, that prior to deeming the first such failure by Fivel to be a breach, the Company shall provide Fivel with written notice of such alleged breach and an opportunity for Fivel to cure such alleged breach within twenty four (24) hours or to commence the cure of such alleged breach that is incapable of being cured within twenty four (24) hours, and provided further that such alleged breach shall be cured by Fivel within a commercially reasonable period of time thereafter. The parties agree that the foregoing cure opportunity shall be provided only one (1) time to Fivel during the Consulting Term.
     2. Termination of Consulting Agreement. The parties agree that they may terminate this Consulting Agreement and the Consulting Term by mutual written agreement. In addition, either party may terminate this Agreement and the Consulting Term upon written notice to the other party in the event such other party breaches any term or condition of this Consulting Agreement, except as provided in Section 1.b. In the event of the Company’s termination of this Agreement due to Fivel’s breach, the parties acknowledge that Fivel shall forfeit any and all rights to receive any further unvested benefits under this Consulting Agreement, including, but not limited to, unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) described in Section 5. The parties agree that any such termination by the Company shall not affect Fivel’s rights to any RSAs or RSUs that have vested pursuant to Section 5 during the Consulting Term prior to the termination of the Consulting Agreement.
     3. Compensation and Expense Reimbursement. During the Consulting Term, the Company shall pay Fivel a retainer of One Dollar ($1.00) per calendar year in exchange for the

Consulting Services. In addition, the Company shall reimburse Fivel for any out-of-pocket expenses incurred by him in connection with the Consulting Services, on the condition that said expenses are approved in advance and in writing by the Company’s Chief Executive Officer.
     4. Benefits. Fivel shall not be an employee of the Company during the Consulting Term and, therefore, during such period he shall not be eligible for and shall not be entitled to participate in any Company insurance program or plan, pension plan, deferred compensation plan, stock option plan, or any other employee benefits provided by the Company to its employees except as set forth in Section 5.
     5. Vesting of Restricted Stock Awards and Restricted Stock Units During Consulting Term. The Company acknowledges that during Fivel’s employment with the Company, he was granted 45,000 unvested RSAs and 88,253 unvested RSUs (as of the Separation Date) in accordance with the terms of the Company’s 2004 Long Term Incentive Plan, as amended (“ 2004 Plan”) and the applicable award agreements entered into by and between Fivel and the Company. The Company agrees that these previously-granted RSAs and RSUs shall continue to vest during the Consulting Term, in accordance with the terms and conditions of the 2004 Plan, and as it may be amended in the regular course of business from time to time and the applicable award agreements entered into by and between Fivel and the Company.
     6. Right of Control. As an independent contractor, during the Consulting Term, Fivel shall retain and exercise full control over the order, sequence, details, manner, and means by which he achieves the results provided for under this Consulting Agreement; provided, that such means are not inconsistent with or contrary to the requests provided to him by the Company.
     7. Office Space, Equipment, and Materials. During the Consulting Term, Fivel shall provide his own office space, equipment, supplies, and materials in connection with the Consulting Services he will provide to the Company.
     8. No Subcontracting. The services to be provided by Fivel, as described in this Consulting Agreement, may not be subcontracted by him to any other individual or entity, and he may not engage any subcontractor or agent to carry out any of the Consulting Services set forth in this Consulting Agreement.
     9. No Conflicting Agreements. The parties represent and warrant that no verbal or written agreements exist which would prevent them from entering into this Consulting Agreement.
     10. Independent Contractor During Consulting Term.
     a. Notwithstanding any other provision of this Consulting Agreement to the contrary, the parties agree that during the Consulting Term, Fivel shall not be deemed to be employed by the Company. During the Consulting Term, Fivel shall serve as an independent contractor to the Company.

     b. No acts or assistance given to Fivel by the Company shall be construed to alter the independent contractor relationship, and nothing contained in this Consulting Agreement shall be construed to place Fivel and the Company in a relationship of partners, joint venturers, or principal and agent.
     c. Fivel is not authorized to assume or undertake any obligation of any kind, express or implied, on behalf of the Company; nor is he authorized on behalf of the Company to make any promise, warranty or representation with respect to the Company.
     11. Taxes and Compliance with Laws. All amounts payable hereunder to Fivel during the Consulting Term for Consulting Services shall be paid without reduction by the Company for any local, state or federal income, employment or withholding taxes, it being the intention and agreement of the parties that Fivel shall be responsible for the payment of all taxes (including, but not limited to, income, self-employment, employment, and withholding taxes), fines, penalties, and assessments imposed or related to his business activities. Fivel shall be solely responsible for compliance with all state, local and federal laws, orders, codes and ordinances applicable to the performance of Consulting Services under this Consulting Agreement.
     12. Cooperation and Indemnification.
     a. In the event that the Company or Fivel, or both, are involved in a dispute or litigation involving third parties arising from the provision of Consulting Services under this Consulting Agreement, or arising out of or relating to Fivel’s prior employment with the Company, the Company and Fivel shall cooperate fully with respect to such dispute, unless their legal interests are in conflict.
     b. Fivel agrees to fully indemnify, defend, and hold harmless the Company, and its directors, officers, agents, employees, shareholders, insurers and attorneys from and against any and all claims, damages and expenses, including reasonable costs and attorneys’ fees, arising from or alleged to arise from: (i) any breach by Fivel of any material term set forth in this Consulting Agreement; or (ii) any grossly negligent act or omission of Fivel, including but not limited to, all acts and omissions of Fivel in connection with Consulting Services. Similarly, the Company agrees to fully indemnify, defend, and hold harmless Fivel from and against any and all claims, damages and expenses, including reasonable costs and attorneys’ fees, arising from or alleged to arise from: (i) any breach by the Company of any material term set forth in this Consulting Agreement; (ii) any grossly negligent act or omission of the Company, including but not limited to, all acts and omissions of the Company in connection with its obligations to Fivel pursuant to this Consulting Agreement; or (iii) the Consulting Services provided by Fivel, on the condition that such services were provided in accordance with the terms of this Consulting Agreement in good faith and in the absence of any gross negligence or omission of Fivel.
     13. Confidentiality. In consideration of the Company’s agreement to enter into this Consulting Agreement, Fivel agrees that the fact of and terms and conditions of this Consulting Agreement are to remain strictly confidential, and shall not be disclosed by him to any person other than to his attorney, or as required by law or lawfully-issued subpoena. Furthermore, Fivel also understands that in the course of the Consulting Term, he may be given access to confidential information and trade secrets of the Company. Fivel agrees that he shall not, without the Company’s prior written consent, either directly or indirectly, disclose to any third person any confidential information or trade secrets of or about the Company. “Confidential information”, as referred to herein, shall have the same meaning as set forth in Section X of the Employment Agreement. This Consulting Agreement shall supplement any obligations that Fivel may have to the Company pursuant to applicable state and federal trade secrets laws.
     14. Interpretation of Agreement. This Agreement shall be deemed to have been drafted jointly by the parties, and in the event of an ambiguity in this Agreement, the same shall not be construed against any party.
     15. Non-Waiver. The waiver by any party of compliance by any other party with any provision of this Consulting Agreement shall not operate or be construed as a waiver of any other provision of this Consulting Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Consulting Agreement. Performance by any party of any act not required of it under the terms and conditions of this Consulting Agreement shall not constitute a waiver of the limitations on its obligations under this Consulting Agreement, and no performance shall prohibit that party from asserting those limitations as to any further or future performance of its obligations.
     16. Miscellaneous. This Agreement and the provisions hereof (in whole or in part) shall not be assignable by the Company; provided, however, that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company, and in such case this Consulting Agreement may be assigned by the Company without notice to or the consent of Fivel. However, this Consulting Agreement is personal to Fivel and may not be assigned by him. In the event of any dispute about this Consulting Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement. This Consulting Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Consulting Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company’s Chief Executive Officer and by Fivel.
     17. Parties’ Representations. The parties have read this Consulting Agreement carefully and each of them understands all of its terms. Each party’s decision to sign this Consulting Agreement was voluntary and in agreeing to sign it neither party has relied on any statements or explanations made by the other party, except as specifically set forth in this Consulting Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) set forth below.

/s/ Steven E. Fivel
Steven E. Fivel

Date: January 17, 2011

Brightpoint, Inc.:
By:	/s/ Robert J. Laikin
	Printed:	Robert J. Laikin
	Title:	Chairman of the Board and Chief Executive Officer

Date:	January 17, 2011